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As filed with the Securities and Exchange Commission on April 18, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MONSTER WORLDWIDE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of
Incorporation or Organization)
 13-3906555
(I.R.S. Employer Identification Number)

622 Third Avenue
New York, New York 10017
(212) 351-7000
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

Myron Olesnyckyj, Esq.
Monster Worldwide, Inc.
622 Third Avenue
New York, New York 10017
(212) 351-7000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Gregg Berman, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
(212) 318-3000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Aggregate Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Stock, $.001 par value per share	33,302	$25.11	$836,213.22	$98.43

(1)
This registration statement shall also cover any additional shares of our common stock which may become issuable by reason of any stock split, stock dividend, recapitalization, or similar transaction that is effected without the receipt of consideration and results in an increase in the number of shares of our common stock that are outstanding.

(2)
The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is $25.11, the average of the high and low prices of the common stock of Monster Worldwide, Inc. as reported on The Nasdaq Stock Market on April 15, 2005.

        This registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, Dated April 18, 2005

MONSTER WORLDWIDE, INC.

33,302 Shares of Common Stock

        The stockholder listed in this prospectus is offering and selling an aggregate of 33,302 shares of our common stock under this prospectus. The selling stockholder obtained 33,302 shares of our common stock in connection with our acquisition from the selling stockholder of a portion of the issued and outstanding equity of WebNeuron Services Limited. We will not receive any part of the proceeds from the sale by the selling stockholder.

        The selling stockholder may offer its shares of our common stock through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

        Our common stock trades on the Nasdaq Stock Market under the ticker symbol "MNST." On April 15, 2005, the closing sale price of our common stock was $24.04.

        SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE SHARES BEING SOLD WITH THIS PROSPECTUS.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is                        , 2005

        When used in this prospectus, "we", "us" and "our" refer to Monster Worldwide, Inc. and where the context requires, our subsidiaries. Monster is our registered trademark. This prospectus contains other product names, trade names, service marks and trademarks of Monster and of other organizations.

i

OUR COMPANY

        The following summary should be read in conjunction with the other information contained or incorporated by reference in this prospectus. Read this prospectus carefully, especially the risks described under "Risk Factors."

        Founded in 1967, Monster Worldwide, Inc. is the parent company of Monster, the leading global online careers property. We also own TMP Worldwide, one of the world's largest recruitment advertising agency networks and the world's largest Yellow Pages advertising agency. Our more than 495,000 clients range from Fortune 100 companies to small and medium size enterprises and government agencies.

        We are headquartered in New York with approximately 5,000 employees globally. Our executive offices are located at 622 Third Avenue, New York, New York 10017. Our telephone number is (212) 351-7000 and our Internet address is www.monsterworldwide.com. We make all of our filings with the Securities and Exchange Commission ("SEC") available on our website, free of charge, under the caption "Investor Relations—SEC Filings." Included in these filings are our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, which are available as soon as reasonably practical after we electronically file or furnish such materials with the SEC pursuant to Sections 13(a) or 15(d) of the Securities and Exchange Act of 1934.

Our Services

        We operate under three business segments: Monster, Advertising & Communications, and Directional Marketing. For the year ended December 31, 2004, these segments represented approximately 70%, 19% and 11% of our revenue, respectively.

Monster

        Monster, the leading global online career property and our flagship brand, connects companies with the most qualified career-minded individuals and offers innovative technology and superior services that give employers more control over the recruiting process. We have been able to capitalize on Monster's brand and create worldwide awareness by offering online recruiting solutions that we believe are redefining the way employers and job seekers connect. These tools, which include searchable job postings, a resume database, and career management content and advice, provide users with more control over the employment process. Monster's job search, resume posting services and basic networking are free to the job seeker. Monster also offers premium career services at a fee to job seekers. Employers and human resources professionals pay to post jobs, search Monster's resume database, and utilize career site hosting and applicant tracking systems and other ancillary services.

        Since its launch in 1994, Monster has evolved from a job board to an online platform for managing many key events over the course of one's career path, and we have developed our Monster business with such key events in mind. For example, our Fastweb service is designed to assist secondary school students in their search for universities and scholarships. MonsterTRAK is used by over 2,800 colleges and universities to post entry-level jobs and internships for their enrolled students and alumni. Our Monster global network provides opportunities and advice for individuals seeking entry and mid-career level positions. In addition to its job search and resume posting capabilities, job-seekers obtain advice on interviewing skills, resume writing, salary and benefits information and networking opportunities.

        Historically, Monster has targeted the enterprise market, or those businesses that we consider to be among the 1,500 largest organizations globally. Recently, we have concentrated our efforts on expanding Monster's reach to include government organizations and small to medium sized businesses (those with approximately 10 to 2,000 employees) that operate primarily in local and regional markets. We believe that such small and medium sized organizations comprise a largely untapped market of over

2 million businesses in the U.S. alone. As a result, we increased our sales force in 2004 and began local market advertising campaigns in the 28 most populated U.S. metropolitan areas, which represent approximately 50% of the country's population.

        We also expanded Monster's geographic reach, strengthened our position throughout Europe and our German sites collectively became the leading commercial online career properties in Germany with our 2004 acquisition of jobpilot GmbH. With our February 2005 purchase of Emailjob.com, our French sites collectively became one of the leading online career properties in France. We also reinforced Monster's presence in the Asia-Pacific region with our 2004 acquisition of Webneuron Services Limited, the owner of www.jobsahead.com, in India and our investment for 40% of ChinaHR.com Holdings Ltd., owner of ChinaHR.com, in February 2005. Our Monster global network now consists of 26 local language and content websites throughout North America, Europe and the Asia-Pacific region.

        In 2004, we vertically expanded our Monster business' product offerings with the acquisitions of Tickle Inc. (www.tickle.com) and Military Advantage, Inc. (www.military.com). Tickle connects people through its self-discovery and personality testing services, with career assessment testing and social networking subscriptions being among its best selling products. Military Advantage, an extension of Monster's government offerings, serves the 30 million Americans with military affinity. Through its flagship site, Military.com, we connect over four million members to the lifelong benefits of military service and provide public and private sector clients' efficient access to the military market.

Advertising & Communications

        Our TMP Worldwide Advertising & Communications business specializes in designing global, national or local recruitment advertising campaigns for clients in high growth industries and government agencies. We entered the recruitment advertising business in 1993, when its main focus was on newspaper help-wanted advertising, and have since expanded this business through both organic growth and acquisitions. Although a large portion of our Advertising & Communications division's revenue is still earned by placing help-wanted advertisements in traditional media such as newspapers, we have expanded our services over time to assist our clients in achieving their objective of positioning themselves as employers of choice, allowing them to attract and retain the most qualified candidates. In addition to advertising in traditional media, we offer the following services that improve and supplement the recruitment process:

Interactive strategies, tools, and services

        From web site development to key-word buys and resume mining, our interactive strategies, tools, and services all capture the power of the Internet. Additional tools and services that we provide our clients include Enhanced Job Postings, Applicant Tracking Systems consulting, Online Postcards, Job VIPeR, our proprietary online job distribution system, and TMP Service, a portal site that provides our customers with online access to around-the-clock ad placement.

Retention programs

        In addition to attracting candidates for new positions, employers are concerned with retaining existing employees. TMP supports these initiatives with a comprehensive service offering that covers areas such as hiring for fit, on-boarding, diagnostics that help to match the work environment with employee expectations, change management solutions, and corresponding communication tools.

Creative services and employer brand management

        TMP creates advertising and communications that enhance awareness, demonstrate relevance, and increase differentiation while focusing on the primary objective of our clients: converting candidates into hires. TMP has the talent base to develop complete brand strategies and articulate these strategies across many platforms, from ads to banner, brochure to web site, and CD-ROM to television.

Media planning and negotiations

        Using its accumulated experience as well as proprietary research and placement technologies, TMP objectively and effectively guides clients through online, offline, and broadcast media with a view to achieving maximum results. TMP works to reduce client media expenditures without compromising candidate flow or quality. TMP's national and global network of advertising professionals help deliver effective ad placement, media planning and negotiation, event promotion, and traffic-driving strategies.

Directional Marketing

        TMP Worldwide Directional Marketing is the world's largest Yellow Pages advertising agency based on annual gross billings. We help our clients build, enhance, and protect their brand images using over 8,000 Yellow Pages directories. Our Directional Marketing business focuses on national accounts for clients who use yellow pages advertising programs to sell products or services in multiple markets. We entered the Yellow Pages advertising business in 1967 and have been able to use our more than 35 years of understanding consumers' use of Yellow Pages directories to introduce our clients to other marketing media that facilitate a connection between consumers and our clients, such as Monstermoving (www.monstermoving.com), which is also operated by our Directional Marketing division. Monstermoving is one of the world's largest online marketplaces for relocation information and moving-related services. We believe that people can manage their move by leveraging the power of the Internet to provide the relocation resources needed to successfully manage all stages of the relocation process.

        In addition to traditional advertising, we offer a variety of services ranging from online advertising to the staffing and operation of fulfillment centers, which respond to toll-free calls requesting product brochures and other information, to our clients. While beyond the typical scope of services provided by an advertising agency, these ancillary services are designed to further integrate us into client processes for the mutual benefit of both parties.

RISK FACTORS

We rely on the value of our brands, particularly Monster, and the costs of maintaining and enhancing our brand awareness are increasing.

        Our success depends on our brands and their value. Our business would be harmed if we were unable to adequately protect our brand names, particularly Monster. We believe that maintaining and expanding the Monster brand is an important aspect of our efforts to attract and expand our user and client base. We also believe that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry. We have spent considerable money and resources to date on the establishment and maintenance of the Monster brand. We may spend increasing amounts of money on, and devote greater resources to, advertising, marketing and other brand-building efforts to preserve and enhance consumer awareness of the Monster brand. Despite this, we may not be able to successfully maintain or enhance consumer awareness of the Monster brand and, even if we are successful in our branding efforts, such efforts may not be cost-effective. If we are unable to maintain or enhance consumer awareness of the Monster brand in a cost-effective manner, our business, operating results and financial condition may be harmed significantly.

        We are also susceptible to others imitating our products, particularly Monster, and infringing on our intellectual property rights. We may not be able to successfully protect our intellectual property rights, upon which we are materially dependent. In addition, the laws of foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Imitation of our products, particularly Monster, or infringement of our intellectual property rights could diminish the value of our brands or otherwise reduce our revenues.

Our operations have been and will be affected by future global economic fluctuations.

        The general level of economic activity in the regions and industries in which we operate significantly affects demand for our services. When economic activity slows, many companies hire fewer employees. Therefore, if there is an economic downturn in the future, especially in regions or industries where our operations are heavily concentrated, our business, financial condition and operating results could be significantly harmed. Further, we may face increased pricing pressures during such periods. There can be no assurance that during these periods our results of operations will not be significantly harmed.

Our operating results fluctuate from quarter to quarter.

        Our quarterly operating results have fluctuated in the past and may fluctuate in the future. These fluctuations are a result of a variety of factors, including, but not limited to:

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  entering new markets;

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  enhancements to existing services;

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  the hiring cycles of employers;

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  the timing, amount and mix of subscription, license and service payments;

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  changes in general economic conditions, such as recessions, that could affect recruiting efforts generally and online recruiting efforts in particular;

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  the magnitude and timing of marketing initiatives;

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  the maintenance and development of our strategic relationships;

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  the attraction and retention of key personnel;

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  our ability to manage our anticipated growth and expansion;

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  our ability to attract and retain customers;

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  technical difficulties or system downtime affecting the Internet generally or the operation of our products and services specifically;

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  the timing and integration of our acquisitions; and

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  the timing of Yellow Pages directory closings, the largest number of which currently occur in the third quarter.

We face risks relating to developing technology, including the Internet.

        The market for Internet products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require our continuous improvement in the performance, features and reliability of our Internet content, particularly in response to competitive offerings. We may not be successful in responding quickly, cost effectively and sufficiently to these developments. In addition, the widespread adoption of new Internet technologies or standards could require us to make substantial expenditures to modify or adapt our websites and services. This could harm our business, financial condition and operating results.

        The online recruiting market continues to evolve. The adoption of online recruiting and job seeking services, particularly among those companies that have historically relied upon traditional recruiting methods, requires the acceptance of a new way of conducting business, exchanging information, advertising and applying for jobs. Many of our potential customers have little or no experience using the Internet as a recruiting tool, and only select segments of the job-seeking population have experience using the Internet to look for jobs. Companies may not continue to allocate portions of their budgets to Internet- based recruiting and job seekers may not use online job seeking methods. As a result, we may not be able to effectively compete with traditional recruiting and job seeking methods. If Internet-based recruiting does not remain widely accepted or if we are not able to anticipate changes in the online recruiting market, our business, results of operations and financial condition could be significantly harmed.

        New Internet services or enhancements that we have offered or may offer in the future may contain design flaws or other defects that could require expensive modifications or result in a loss of client confidence. Any disruption in Internet access or in the Internet generally could significantly harm our business, financial condition and operating results. Slower response times or system failures may also result from straining the capacity of our software, hardware or network infrastructure. To the extent that we do not effectively address any capacity constraints or system failures, our business, results of operations and financial condition could be significantly harmed.

        Trends that could have a critical impact on our success include:

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  rapidly changing technology in online recruiting;

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  evolving industry standards relating to online recruiting;

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  developments and changes relating to the Internet;

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  evolving government regulations;

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  competing products and services that offer increased functionality; and

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  changes in employer and job seeker requirements.

We rely heavily on our information systems and if our access to this technology is impaired or interrupted, or we fail to further develop our technology, our business could be harmed.

        Our success depends in large part upon our ability to store, retrieve, process and manage substantial amounts of information, including our client and candidate databases. To achieve our strategic objectives and to remain competitive, we must continue to develop and enhance our information systems. This may require the acquisition of equipment and software and the development, either internally or through independent consultants, of new proprietary software. Our inability to design, develop, implement and utilize, in a cost-effective manner, information systems that provide the capabilities necessary for us to compete effectively, or any interruption or loss of our information processing capabilities, for any reason, could harm our business, results of operations or financial condition.

Our markets are highly competitive.

        The markets for our services are highly competitive. They are characterized by pressures to:

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  reduce prices;

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  incorporate new capabilities and technologies; and

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  accelerate job completion schedules.

        Furthermore, we face competition from a number of sources. These sources include:

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  traditional media companies, including newspapers;

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  Internet portals and other job-related websites;

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  specialized and integrated marketing communication firms; and

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  national and regional advertising agencies.

        Many of our competitors or potential competitors have long operating histories, and some may have greater financial, management, technological development, sales, marketing and other resources than we do. Some of our competitors, who have greater financial resources than us, have chosen and may continue to choose to pay more than we are willing to pay for existing or potential affiliation agreements. If we do not renew an affiliation agreement, our stock price may be significantly harmed. In addition, our ability to maintain our existing clients and attract new clients depends to a large degree on the quality of our services and our reputation among our clients and potential clients.

        Due to competition, we may experience reduced margins on our products and services, loss of market share or less use of Monster by job seekers and our customers. If we are not able to compete effectively with current or future competitors as a result of these and other factors, our business, financial condition and results of operations could be significantly harmed.

        We have no significant proprietary technology that would preclude or inhibit competitors from entering the online advertising, recruitment advertising or Yellow Pages advertising markets. Existing or future competitors may develop or offer services and products which provide significant performance, price, creative or other advantages over our services. This could significantly harm our business, financial condition and operating results.

We are vulnerable to intellectual property infringement claims brought against us by others and we may not have sufficient protection for our own intellectual property.

        Successful intellectual property infringement claims against us could result in monetary liability or a material disruption in the conduct of our business. We cannot be certain that our products, content and brand names do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We expect that infringement claims in our markets will increase in number as more participants enter the markets. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we were found to have infringed the intellectual property rights of a third party, we could be liable to that party for license fees, royalty payments, profits or damages, and the owner of the intellectual property might be able to prevent us from using the technology or software in the future. If the amounts of these payments were significant or we were prevented from incorporating certain technology or software into our products, our business could be significantly harmed.

        We may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. As a result, due to the diversion of management time, the expense required to defend against any claim and the potential liability associated with any lawsuit, any significant litigation could significantly harm our business, financial condition and results of operations.

If we are unable to protect our proprietary rights or maintain our rights to use key technologies of third parties, our business may be harmed.

        A degree of uncertainty exists concerning the application and enforcement of copyright and trade dress laws to the Internet, and existing laws may not provide us adequate protection for our original content or the appearance of our Internet sites. In addition, because copyright laws do not prohibit independent development of similar content, copyright laws may not provide us with any competitive advantage. We have obtained certain patents and applied for other patents with respect to certain of our software systems, methods and related technologies, but our pending applications may not be granted and any patents issued to us may in the future be challenged, invalidated or circumvented, and the rights granted thereunder may not provide us with a competitive advantage. Policing unauthorized use of our proprietary technology and other intellectual property rights could involve significant expense and could be difficult or impossible, particularly given the global nature of the Internet and the fact that the laws of other countries may afford us little or no effective protection of our intellectual property.

        In addition, we rely on certain technology licensed from third parties, and may be required to license additional technology in the future, for use in managing our Internet sites and providing related services to users and advertising customers. Our ability to generate fees from Internet commerce may also depend on data encryption and authentication technologies that we may be required to license from third parties. These third-party technology licenses may not continue to be available to us on acceptable commercial terms or at all. The inability to enter into and maintain any of these technology licenses could significantly harm our business, financial condition and operating results.

Computer viruses may cause our systems to incur delays or interruptions.

        Computer viruses may cause our systems to incur delays or other service interruptions and could damage our reputation which in turn, could significantly harm our business, financial condition and operating results. The inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. Our system's continuing and uninterrupted performance is critical to our success. Customers and job seekers may become dissatisfied by any system failure that interrupts our ability to provide our services to them, including failures affecting our ability to serve Web page requests without significant delay to the viewer. Sustained or repeated system failures would reduce the attractiveness of our solutions to customers and job seekers and result in reduced traffic or contract terminations, fee rebates and make goods, thereby reducing revenues. Moreover, if a computer virus affecting our system is highly publicized, our reputation could be significantly damaged and our visitor traffic may decrease.

Our growth may be dependent on acquiring new businesses.

        We may continue to grow, in part, by acquiring businesses. The success of this strategy depends upon several factors, including:

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  our ability to identify and acquire businesses on a cost-effective basis;

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  our ability to integrate acquired personnel, operations, products and technologies into our organization effectively; and

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  our ability to retain and motivate key personnel and to retain the clients of acquired firms.

        We may not be able to identify any suitable acquisition candidates. If we do, financing for our desired acquisitions may not be available on terms we find acceptable and we may not be able to manage and integrate acquisitions successfully. Any inability to do so may significantly harm our business, financial condition and operating results. In addition, we have frequently used our stock as consideration for acquisitions. Our common stock may not remain at a price at which it can be used as consideration for acquisitions without diluting our existing stockholders, and potential acquisition candidates may not view our stock attractively. We also may not be able to sustain the rates of growth that we have experienced in the past, whether by acquiring businesses or otherwise.

We have had and may face future difficulties managing growth.

        Historically, our business grew rapidly, both internally and through acquisitions. This expansion resulted in substantial growth in the number of our employees, and put a significant strain on our management and operations. If our business grows rapidly again in the future, we expect it to result in increased responsibility for management personnel, and incremental strain on our operations, and financial and management systems. Our success under such conditions will depend to a significant extent on the ability of our executive officers and other members of senior management to operate effectively both independently and as a group. If we are not able to manage future growth, our business, financial condition and operating results may be harmed.

If Hudson Highland Group, Inc. ("HH Group") fails to meet its obligations, our financial condition and results of operations may be harmed.

        On March 31, 2003 we completed the spin-off of HH Group to our stockholders. As a result of the spin-off, HH Group agreed to indemnify us from liabilities related to their business. If, for whatever reason, a claim is made for which we do not receive indemnification, our financial condition and results of operations could be significantly harmed.

We face risks relating to our foreign operations.

        We conduct operations in more than 20 countries, including Australia, Belgium, Canada, China, France, Germany, India, Ireland, Italy, Japan, the Netherlands, Singapore, Spain and the United Kingdom. For the years ended December 31, 2004 and 2003, approximately 25% and 23%, respectively, of our total revenue was earned outside of the United States. Such amounts are collected in the local currency. In addition, we generally pay operating expenses in the corresponding local currency. Therefore, we are at risk for exchange rate fluctuations between such local currencies and the U.S. dollar. We are also subject to taxation in foreign jurisdictions. In addition, transactions between our foreign subsidiaries and us may be subject to United States and foreign withholding taxes. Applicable tax rates in foreign jurisdictions differ from those of the United States, and change periodically. The extent, if any, to which we will receive credit in the United States for taxes we pay in foreign jurisdictions will depend upon the application of limitations set forth in the Internal Revenue Code of 1986, as well as the provisions of any tax treaties that may exist between the United States and such foreign jurisdictions. Our current or future international operations might not succeed for a number of reasons including:

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  difficulties in staffing and managing foreign operations;

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  competition from local recruiting services;

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  operational issues such as longer customer payment cycles and greater difficulties in collecting accounts receivable;

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  seasonal reductions in business activity;

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  language and cultural differences;

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  legal uncertainties inherent in transnational operations such as export and import regulations, tariffs and other trade barriers;

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  taxation issues;

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  changes in trading policies and regulatory requirements;

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  issues relating to uncertainties of laws and enforcement relating to the regulation and protection of intellectual property; and

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  general political and economic trends.

        Also, if we are forced to discontinue any of our international operations, we could incur material costs to close down such operations.

Traditional media remains important to us.

        A portion of our revenue comes from designing and placing recruitment advertisements in traditional media such as newspapers and trade publications. Our Advertising & Communications business, which places such advertisements, constituted approximately 19% and 21% of our total revenue for the years ended December 31, 2004 and 2003, respectively. We also receive a meaningful portion of our revenue from placing advertising in Yellow Pages directories. This business constituted approximately 11% and 16% of total revenue for the years ended December 31, 2004 and 2003, respectively. The total revenue we receive in the future from our traditional media operations may be less than the total revenue that we have received from such operations in the past.

        In addition, newer media, such as the Internet, may cause Yellow Pages directories and other forms of traditional media to become less desirable forms of advertising media. If we are not able to generate Internet advertising fees to offset any decrease in commissions from traditional media, our business, financial condition and operating results may be significantly harmed.

We depend on our key management personnel.

        Our continued success will depend to a significant extent on our senior management, including Andrew J. McKelvey, our Chairman of the Board and CEO. The loss of the services of Mr. McKelvey or one or more key employees could significantly harm our business, financial condition and operating results. In addition, if one or more key employees join a competitor or form a competing company, the resulting loss of existing or potential clients could significantly harm our business, financial condition and operating results.

We are influenced by a principal stockholder.

        Andrew J. McKelvey beneficially owns all of our outstanding Class B common stock and a large number of shares of our common stock, which, together with his Class B common stock ownership, represents approximately 34% of the combined voting power of all classes of our voting stock as of December 31, 2004. Mr. McKelvey can strongly influence the election of all of the members of our board. He can also exercise significant influence over our business and affairs. This includes any determinations with respect to mergers or other business combinations, the acquisition or disposition of our assets, whether or not we incur indebtedness, the issuance of any additional common stock or other equity securities and the payment of dividends with respect to common stock.

Effects of anti-takeover provisions could inhibit the acquisition of Monster Worldwide by others.

        Some of the provisions of our certificate of incorporation, bylaws and Delaware law could, together or separately:

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  discourage potential acquisition proposals;

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  delay or prevent a change in control; and

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  limit the price that investors might be willing to pay in the future for shares of our common stock.

        In particular, our board of directors may authorize the issuance of up to 800,000 shares of preferred stock with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock. Our certificate of incorporation and bylaws provide, among other things, for advance notice of stockholder proposals and director nominations.

There may be volatility in our stock price.

        The market for our common stock has, from time to time, experienced extreme price and volume fluctuations. Factors such as announcements of variations in our quarterly financial results and fluctuations in advertising revenue, including the percentage of our revenue derived from Internet-based services and products, could cause the market price of our common stock to fluctuate significantly. Further, due to the volatility of the stock market generally, the price of our common stock could fluctuate for reasons unrelated to our operating performance.

        The market price of our common stock can be influenced by professional securities analysts' expectations about the ability of our business to grow and to achieve certain profitability targets. If our financial performance in a particular quarter does not meet the expectations of securities analysts, this may adversely affect the views of those securities analysts concerning our growth potential and future financial performance. If the securities analysts who regularly follow our common stock lower their ratings of our common stock or lower their projections for our future growth and financial performance, the market price of our common stock is likely to drop significantly.

We face risks associated with government regulation.

        As an advertising agency that creates and places print and Internet advertisements, we are subject to Sections 5 and 12 of the Federal Trade Commission Act of 1914, also known as the FTC Act. These sections regulate advertising in all media, including the Internet, and require advertisers and advertising agencies to have substantiation for advertising claims before disseminating advertisements. The FTC Act prohibits the dissemination of false, deceptive, misleading, and unfair advertising, and grants the FTC enforcement powers to impose and seek civil penalties, consumer redress, injunctive relief and other remedies upon advertisers and advertising agencies that disseminate prohibited advertisements. Advertising agencies like us are subject to liability under the FTC Act if the agency actively participated in creating the advertisement, and knew or had reason to know that the advertising was false or deceptive.

        In the event that any advertising that we have created is found to be false, deceptive or misleading, the FTC Act could potentially subject us to liability. The fact that the FTC has brought several actions charging deceptive advertising via the Internet, and is actively seeking new cases involving advertising via the Internet, indicates that the FTC Act could pose a somewhat higher risk of liability to the advertising distributed via the Internet. The FTC has never brought any actions against us. Other current or new government laws and regulations, or the application of existing laws and regulations may:

  •
  subject us to significant liabilities including civil rights, affirmative action and other employment claims and state sales and use taxes;

  •
  significantly dampen growth in Internet usage;

  •
  prevent us from offering certain Internet content or services; or

  •
  otherwise significantly harm our business, financial condition and operating results.

        There are currently few laws or regulations directly applicable to the Internet. The application of existing laws and regulations to our web sites, particularly Monster, relating to issues such as user privacy, defamation, advertising, taxation, promotions, content regulation, and intellectual property ownership and infringement can be unclear. In addition, we will also be subject to new laws and regulations directly applicable to our activities. Any existing or new legislation applicable to us could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, and dampen the growth in use of the web.

        The new federal CAN-SPAM Act imposes certain requirements on the use of e-mail. The implications of this law have not been fully tested. Portions of our business rely on e-mail to communicate with consumers on our behalf and for our clients. We may face risk if our use of e-mail is found to violate the federal law or applicable state law.

        We post our privacy policy and practices concerning the use and disclosure of user data on our websites. Any failure by us to comply with our posted privacy policy or other privacy-related laws and regulations could result in proceedings which could potentially harm our business, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the United States Congress and various state legislative bodies regarding privacy issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could significantly harm our business through a decrease in user registrations and revenues. This could be caused by, among other possible provisions, the required use of disclaimers or other requirements before users can utilize our services.

        Due to the global nature of the Internet, it is possible that the governments of other states and foreign countries might attempt to regulate its transmissions or prosecute us for violations of their laws. We might unintentionally violate such laws or such laws may be modified and new laws may be enacted in the future. Any such developments (or developments stemming from enactment or modification of other laws) may significantly harm our business, operating results and financial condition.

Legal proceedings may significantly harm our business.

        From time to time, we may become involved in litigation or other proceedings. It is possible that such litigation or proceedings may significantly harm our future results of operations or financial condition due to expenses we may incur to defend ourselves or the ramifications of an adverse decision.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are "forward-looking statements" for purposes of this prospectus, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statements of assumptions underlying any of the foregoing. In some cases, you can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates," and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements in this prospectus, particularly under the heading "Risk Factors," that we believe could cause our actual results to differ materially from the forward-looking statements that we make. The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. All forward-looking statements and reasons why actual results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results may differ.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our stock. We currently anticipate that all future earnings will be retained by us to support our growth strategy. Accordingly, we do not anticipate paying cash dividends on our stock for the foreseeable future. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition, contractual restrictions and general business conditions. Further, our current financing agreement restricts the payment of dividends on our stock. On March 31, 2003, we paid a dividend consisting of all of the stock of Hudson Highland Group, Inc. to our stockholders.

SELLING STOCKHOLDER

        The following table sets forth information regarding the number of shares of our common stock beneficially owned by the selling stockholder as of April 18, 2005. The selling stockholder does not own more than one percent of our outstanding common stock nor has the selling stockholder had a material relationship with us within the past three years other than as a result of the ownership of our common stock. No estimate can be given as to the amount of our common stock that will be beneficially owned by the selling stockholder after completion of this offering because the selling stockholder may offer all, some or none of the shares of our common stock beneficially owned by it. The shares offered by this prospectus may be offered from time to time by the selling stockholder named below.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Registered Herein
ChrysCapital I, LLC	33,302	33,302

PLAN OF DISTRIBUTION

        The selling stockholder named herein (or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, partnership, distribution or other non-sale-related transfer after the date of this prospectus) may offer its shares at various times in one or more transactions on the Nasdaq National Market, in special offerings, exchange distributions, secondary distributions, negotiated transactions, or a combination of such. It may sell at market prices at the time of sale, at prices related to the market price or at negotiated prices. The selling stockholder may use broker-dealers to sell its shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholder, or they will receive commissions from purchasers of shares for whom they acted as agents. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and the selling stockholder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        We are required to pay all fees and expenses incident to the registration of the shares of common stock, other than fees and expenses, if any, of counsel or other advisers to the selling stockholder. We have agreed to indemnify the selling stockholder against certain losses, claims, damages, liabilities and expenses arising out of any untrue or alleged untrue statement of a material fact contained in this registration statement or any amendment or supplement hereto, including all documents incorporated by reference herein, or any omission or alleged omission to state herein a material fact required to be stated herein or necessary to make a statement herein not misleading, subject to certain limitations. The selling stockholder has agreed to indemnify and hold us harmless against all losses, claims, damages, liabilities and expenses arising out of any untrue statement of a material fact contained in this registration statement, or any amendment or supplement hereto, reference, or any omission to state herein a material fact required to be stated herein or necessary to make a statement herein not misleading, to the extent such untrue statement is contained in or omission is required to be in any information furnished in writing by the selling stockholder specifically for inclusion herein or in any such amendment or supplement hereto.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In addition, we will file a supplement to this prospectus upon being notified by the selling stockholder that a donee, pledgee or other transferee intends to sell more than 500 shares.

LEGAL OPINION

        The validity of the securities offered hereby will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York. Attorneys at Fulbright & Jaworski L.L.P. own 100 shares of our common stock in the aggregate.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the SEC, with respect to the common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

        We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http: //www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. For further information on obtaining copies of our public filings at The Nasdaq Stock Market, call (877) 536-2737.

        We also make all of our documents filed with the SEC available on our website, www.monsterworldwide.com, free of charge under the caption "Investor Relations/SEC Filings", as soon as reasonably practicable after they are filed electronically with the SEC. Copies are also available free of cost by writing or telephoning our Investor Relations Department, c/o Monster Worldwide, Inc., 622 Third Avenue, New York, New York 10017, (212) 351-7000.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is finished. This prospectus is part of a registration statement filed with the SEC. The documents we incorporate by reference are:

  (a)
  our annual report on Form 10-K for the fiscal year ended December 31, 2004;

  (b)
  our current report on Form 8-K filed March 18, 2005, relating to the appointment of Charles Baker as the Company's Chief Financial Officer and the resignation of Michael Sileck from such position;

  (c)
  our current report on Form 8-K filed on April 1, 2005, relating to the adoption of certain performance-based goals for our executive officers for the 2005 fiscal year by the Compensation Committee of our Board of Directors; and

  (d)
  the description of our common stock contained in Item 1 of our registration statement on Form 8-A, dated October 16, 1996.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Monster Worldwide, Inc.
622 Third Avenue
New York, New York 10017
Attention: Investor Relations
(Tel. No. (212) 351-7000)

        The contents of our websites are not part of this prospectus. This prospectus contains certain of our trademarks and service marks and those of third parties.

PART II

Item 14.    Other Expenses of Issuance and Distribution.

        The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

SEC registration fee	$98.43
Legal fees and expenses	$5,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous expenses	$4,901.57

Total:	$15,000.00

Item 15.    Indemnification of Directors and Officers.

        Section 145(a) of the General Corporation Law of the State of Delaware permits the indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations. Article VI of the By-Laws of the Registrant contains provisions for the indemnification of directors, officers and employees within the limitations permitted by Section 145. In addition, the Company has entered into Indemnity Agreements with its directors and officers which provide the maximum indemnification allowed by Section 145. The Company's officers and directors are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 16.    Exhibits.

5.1	Opinion of Fulbright & Jaworski L.L.P.
23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)
23.2	Consent of BDO Seidman, LLP
24.1	Power of Attorney (included on signature page)

Item 17.    Undertakings.

        The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement and any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 18thday of April, 2005.

MONSTER WORLDWIDE, INC.
By:	/s/ ANDREW J. MCKELVEY Andrew J. McKelvey Chairman and CEO

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Andrew J. McKelvey and Charles Baker his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ ANDREW J. MCKELVEY Andrew J. McKelvey	Chairman, CEO and Director (Principal Executive Officer)	April 18, 2005
/s/ CHARLES BAKER Charles Baker	Chief Financial Officer (Principal Financial Officer)	April 18, 2005
/s/ JONATHAN TRUMBULL Jonathan Trumbull	Global Controller and Chief Accounting Officer (Principal Accounting Officer)	April 18, 2005
/s/ GEORGE EISELE George Eisele	Director	April 18, 2005

/s/ JOHN GAULDING John Gaulding	Director	April 18, 2005
/s/ MICHAEL KAUFMAN Michael Kaufman	Director	April 18, 2005
/s/ RONALD KRAMER Ronald Kramer	Director	April 18, 2005
/s/ DAVID STEIN David Stein	Director	April 18, 2005
/s/ JOHN SWANN John Swann	Director	April 18, 2005

EXHIBIT INDEX

Exhibit Number	Exhibit
5.1	Opinion of Fulbright & Jaworski L.L.P.
23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)
23.2	Consent of BDO Seidman, LLP
24.1	Power of Attorney (included on signature page)

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TABLE OF CONTENTS
OUR COMPANY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL OPINION
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
PART II
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX